Exhibit 99.1

Kala Pharmaceuticals Announces Full Exercise of Underwriters’ Option to Purchase Additional Shares

WALTHAM, Mass – October 11, 2018 — Kala Pharmaceuticals, Inc. (“Kala”) (NASDAQ:KALA), a biopharmaceutical company focused on the development and commercialization of therapeutics using its proprietary mucus-penetrating particle (MPP) technology, announced today that the underwriters of its previously announced public offering have exercised in full their option to purchase an additional 1,125,000 shares of common stock at the public offering price of $8.25 per share, less underwriting discounts. After giving effect to the option closing, the total number of shares sold by Kala in the offering increased to 8,625,000 shares, which resulted in gross proceeds of $71.2 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Kala.

J.P. Morgan, BofA Merrill Lynch and Jefferies acted as joint bookrunning managers for the offering. Cantor Fitzgerald & Co. served as lead manager for the offering, and Wedbush PacGrow and Oppenheimer & Co. Inc. acted as co-managers for the offering.

The shares were offered by Kala pursuant to a shelf registration statement (including a prospectus) that was previously filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”). Copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803‑9204; BofA Merrill Lynch, NC1‑004‑03‑43, 200 North College Street, 3rd floor, Charlotte, NC 28255‑0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at (877) 821‑7388, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

About Kala Pharmaceuticals

Kala is a biopharmaceutical company focused on the development and commercialization of therapeutics using its proprietary MPP technology, with an initial focus on the treatment of eye diseases. Kala has applied the MPP technology to a corticosteroid, LE, designed for ocular applications, resulting in recently approved INVELTYS for the treatment of inflammation and pain following ocular surgery and its lead product candidate, KPI‑121 0.25%, for the temporary relief of the signs and symptoms of dry eye disease.

Investor Contact

Michael Schaffzin

michael@sternir.com

212‑362‑1200

Media Contact

Kari Watson

kwatson@macbiocom.com

781‑235‑3060